Exhibit 99.1

VMware Reports First Quarter 2009 Results

•	Revenue Increased 7% to $470 Million

•	GAAP Operating Income Increased 80% to $87 Million; Non-GAAP Operating Income Increased 14% to $121 Million

•	GAAP Diluted EPS Increased 64% to $0.18; Non-GAAP Diluted EPS Increased 14% to $0.25

PALO ALTO, Calif., April 22, 2009 — VMware, Inc. (NYSE: VMW), the global leader in virtualization solutions from the desktop to the datacenter, today announced financial results for the first quarter 2009:

•	Revenues for the first quarter were $470.3 million, an increase of 7% from the first quarter of 2008.

•

GAAP operating income for the first quarter was $86.9 million, an increase of 80% from the first quarter of 2008. Non-GAAP operating income for the first quarter was $121.0 million, an increase of 14% from the first quarter of 2008.

•

GAAP net income for the first quarter was $69.9 million, or $0.18 per diluted share, compared to $43.1 million, or $0.11 per diluted share, for the first quarter of 2008. Non-GAAP net income for the quarter was $99.7 million, or $0.25 per diluted share, compared to $88.5 million, or $0.22 per diluted share, for the first quarter of 2008.

•

Cash was more than $2.0 billion and total deferred revenues were $917.2 million as of March 31, 2009. Since the beginning of 2009, cash increased 10% and deferred revenue increased 5%. Compared to the same period a year ago, cash increased 56% and deferred revenues increased 43%.

•	Operating cash flow for the first quarter was $259.2 million, an increase of 95% from the first quarter of 2008.

US revenues for the first quarter grew 8% to $244.1 million from the first quarter of 2008. International revenues for the first quarter grew 6% to $226.2 million from the first quarter of 2008.

First quarter services revenues were $213.3 million, a 48% increase from last year. VMware’s business mix continues to shift with services revenues becoming a larger proportion of total revenues. In the first quarter, services revenues were 45% of total revenues compared to 33% a year ago. Driven by the challenging macro economic environment, license revenues were $257.0 million, a decline of 13% from a year ago.

“We delivered solid results for the first quarter despite a very challenging economic climate. Customers continued to adopt the VMware platform as a strategic investment that delivers substantial cost savings and improved efficiency and flexibility for their business,” said Paul Maritz, president and chief executive officer, VMware. “In an environment where customers are reducing IT purchases in order to preserve cash, we successfully managed costs while continuing to make strategic investments in our products. Yesterday we launched VMware vSphere™ 4, the industry’s first operating system for building the internal cloud. With this announcement, VMware is once again redefining the scope and value of virtualization for our customers. This substantial new platform brings the benefits of cloud computing to the enterprise in an evolutionary and non-disruptive way– delivering uncompromising control with greater efficiency while preserving customer choice.”

“Our operational execution has resulted in strong cash flow, and enables us to continue to make the strategic investments needed to grow our business. However, due to the tough economic conditions, we expect customers will continue to keep a very tight rein on their IT spending, particularly new investments,” said Mark Peek, chief financial officer, VMware. “Also during this quarter, we and our extensive ecosystem of partners will begin the transition to VMware vSphere 4. As a result, we expect our second quarter revenues will be flat, or even down, compared to the second quarter of 2008.”

Recent Strategic Announcements

•

VMware vSphere 4, the industry’s first operating system for building the internal cloud, delivers efficient, flexible and reliable IT as a service. Leveraging VMware vSphere 4, customers can take pragmatic steps to achieve cloud computing within their own IT environments. With these “internal” clouds, IT departments will be able to dramatically simplify how computing is delivered in order to help decrease cost and increase flexibility, enabling IT to respond more rapidly to changing business requirements. The VMware vSphere 4 platform continues to drive ecosystem expansion, with more than 500 technology companies supporting the launch of VMware vSphere 4. We expect VMware vSphere 4 to begin shipping by the end of our June quarter.

•

Through continuing collaboration efforts around virtualization, VMware and Cisco announced a strategic original equipment manufacturer (OEM) agreement for datacenter virtualization combining Cisco’s Unified Computing System with VMware vSphere 4. Additionally, VMware and Cisco announced that the Cisco Nexus® 1000V will be available as an integrated switching option with VMware vSphere 4. These solutions are targeted at simplifying the operations of both physical and virtual LAN and SAN infrastructures to help server, virtualization storage and networking administration managers accelerate datacenter virtualization over intelligent, unified network fabrics.

•

Introduction of new features and product editions for VMware vSphere 4 that deliver ‘Always On IT’ for small and midsized businesses (SMBs) and remote and branch office (ROBO) IT environments. These offerings will help deliver reliable and affordable enterprise-class IT operations for small IT environments with initial pricing starting at the equivalent of $166 per processor.

•

New services within the VMware Virtual Appliance Marketplace (VAM) to help businesses explore cloud computing offerings based on VMware software. The new services include a beta release of VMware VAM App on Demand, which enables businesses to evaluate software in the cloud, as well as free trials of VMware vCloud partner offerings.

•

VMware announced collaboration with Intel to deliver the VMware Client Virtualization Platform (CVP) as a new product that will be part of the VMware View™ suite of desktop virtualization products. VMware CVP is a bare-metal client hypervisor optimized to run on desktop and notebook client PCs utilizing Intel® Core®2 and Centrino® 2 processors with Intel® vPro™ technology.

VMware continues to experience significant customer interest as evidenced by the more than 4,700 attendees at VMworld Europe 2009 held in February, an increase from 4,500 in 2008. More than 100 sponsors and exhibitors supported the conference, including Platinum Sponsors CA, Dell, EMC, Fujitsu Siemens Computers, HP, IBM, Intel, NetApp and Symantec.

VMware plans to host a conference call today to review its first quarter results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 30 days.

About VMware

VMware (NYSE: VMW) is the global leader in virtualization solutions from the desktop to the datacenter—bringing cloud computing to businesses of all sizes. Customers rely on VMware to reduce capital and operating expenses, ensure business continuity, strengthen security and go green. With 2008 revenues of $1.9 billion, more than 130,000 customers and more than 22,000 partners, VMware is one of the fastest growing public software companies. Headquartered in Palo Alto, California, VMware is majority-owned by EMC Corporation (NYSE: EMC). For more information, visit www.vmware.com.

# # #

VMware is a registered trademark or trademark of VMware, Inc. in the United States and/or other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies.

Use of Non-GAAP Financial Measures

VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, which are used as measures of VMware’s performance, should be considered in addition to, not as a substitute for or in isolation from, measures of VMware’s financial performance prepared in accordance with GAAP. These measures differ from GAAP in that they exclude stock-based compensation, amortization of intangible assets, the write-off of in-process research and development, employer payroll tax on employee stock transactions, and the net effect of the amortization and capitalization of software under Statement of Financial Accounting Standards No. 86 (“FAS86”), VMware’s bases for these adjustments are described below.

VMware’s management uses the non-GAAP financial measures referenced in this release and shown in the accompanying schedules to gain an understanding of VMware’s comparative operating results (when comparing such results with previous periods or forecasts) and its future prospects and excludes the above-listed items from its internal operating plans and measurement of financial performance, including budgeting, calculating bonus payments, and forecasting future periods. These non-GAAP financial measures are used by VMware’s management in their financial and operating decision-making because management believes they reflect VMware’s ongoing business in a manner that allows meaningful period-to-period comparisons. As the non-GAAP financial measures exclude expenses that VMware believes are not reflective of ongoing operating results, management believes the non-GAAP financial measures enable management to better analyze trends in its business. When evaluating the performance of our individual functional groups, VMware does not consider the above-listed items that it excludes from its non-GAAP financial measures. Likewise, VMware excludes such items from its short and long-term operating plans. VMware’s management also believes that these non-GAAP financial measures provide useful information to investors and others (a) in understanding and evaluating VMware’s current operating results and future prospects in the same manner as management does, if they so choose, and (b) an additional basis for comparing in a consistent manner VMware’s current financial results with VMware’s past financial results.

In addition to the foregoing, management believes that these non-GAAP measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of the stock-based instruments involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the future exercise or termination of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. VMware does not believe these non-cash expenses are reflective of ongoing operating results.

•

The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and the timing and size of exercise by employees of their stock options and of vesting in restricted stock, over which management has limited to no control, and as such does not correlate to VMware’s operation of the business.

•

VMware’s amortization of intangible assets includes the effects of EMC’s acquisition of VMware in January 2004. Also, VMware does not acquire businesses on a predictable cycle. VMware therefore believes that the presentation of non-GAAP measures that adjust for the amortization of intangible assets and the write-off of in-process research and development, provide investors and others with a consistent basis for comparison across accounting periods and, therefore, are useful to investors and others in helping them to better understand VMware’s operating results and underlying operational trends.

•

The amortization and capitalization of software under FAS86 can vary significantly depending upon the timing of products reaching technological feasibility. VMware believes that by removing the variance in operating results caused by the net effect of applying FAS86, the non-GAAP presentation provides investors and others with a basis similar to that used by management for comparing the level of ongoing research and development expenses and related operational trends across accounting periods.

VMware’s non-GAAP financial measures may be defined differently than similar terms used by other companies and, accordingly, may not be comparable to similarly-titled non-GAAP financial measures used by other companies. There are significant limitations associated with the use of non-GAAP financial measures. Specifically, the non-GAAP financial measures that exclude stock-based compensation, intangible amortization, in-process research and development, and the net effect of the amortization and capitalization of software under FAS86, do not include all items of income and expense that affect VMware’s operations. More specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher. Payment of employer payroll taxes on stock-based compensation is also a cash expense for VMware and impacts the Company’s cash position. In the case of intangible amortization, while not directly affecting VMware’s cash position, it represents the loss of value of intangible assets over time. As a result, non-GAAP net income and non-GAAP net income per share, which exclude this expense, do not reflect the full economic loss in value of those intangible assets. Management compensates for these limitations by reconciling the non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP, which reconciliations are set forth in the accompanying schedules to this release, in the current report on Form 8-K furnished to the SEC on the date hereof and on http://ir.vmware.com.

Forward-Looking Statements

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to our financial outlook for the second quarter of 2009, shifts in our revenue mix, continuing customer adoption and deployment of our products and architecture in the current economic environment, levels of demand for our products including priorities in customer spending, future prospects for our new strategic initiatives, and our strategic investments, ongoing development, expectations for the release and delivery of our products and the impact of such products on our market and leadership, prospects for our collaborations with our business partners and our ability to meet future economic, business and competitive challenges. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and beta programs; (v) our customers’ ability to develop, and to transition to, new products, (vi) the uncertainty of customer acceptance of emerging technology; (viii) rapid technological and market changes in virtualization software; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation, and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; and (xiii) fluctuating currency exchange rates.

Current uncertainty in global economic conditions pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news, which could negatively affect product demand and other related matters. Consequently, it is particularly difficult to predict customer purchasing behavior. Customer spending on VMware products could be different from VMware’s expectations due to factors including changes in business and economic conditions, including conditions in the credit market that could affect consumer confidence; customer acceptance of VMware’s and competitors’ products; changes in customer order and payment patterns; changes in the willingness of customers to enter into longer term licensing and support arrangements, the ability of third party service providers to fulfill their obligations to us and the ability of our channel partners to pursue joint development and marketing initiatives with us.

These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2008, which could cause actual results to vary from expectations. VMware disclaims any obligation to update any such forward-looking statements after the date of this release.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Gloria Lee

VMware Investor Relations

glee@vmware.com

650-427-3267

Mary Ann Gallo

VMware Public Relations

magallo@vmware.com

650-427-3271

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,031,482	$1,840,812
Accounts receivable, less allowance for doubtful accounts of $1,415 and $1,690	264,033	338,014
Deferred tax asset, current portion	47,628	44,573
Income taxes receivable from EMC	111,050	111,050
Other current assets	46,427	55,639

Total current assets	2,500,620	2,390,088
Property and equipment, net	415,978	418,212
Other assets, net	160,030	134,553
Deferred tax asset, net of current portion	72,305	68,280
Intangible assets, net	53,675	56,984
Goodwill	771,088	771,088

Total assets	$3,973,696	$3,839,205

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,803	$88,647
Accrued expenses	180,146	197,580
Due to EMC, net	18,023	33,407
Income taxes payable	33,897	15,761
Deferred revenue, current portion	576,657	544,355

Total current liabilities	872,526	879,750
Note payable to EMC	450,000	450,000
Deferred revenue, net of current portion	340,541	325,634
Deferred tax liability	48,631	47,825
Other liabilities	73,536	65,929

Total liabilities	1,785,234	1,769,138
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 91,103 and 90,448 shares	911	904
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	1,891,763	1,836,513
Retained earnings	292,788	229,650

Total stockholders’ equity	2,188,462	2,070,067

Total liabilities and stockholders’ equity	$3,973,696	$3,839,205

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2009	2008
Revenues:
License	$257,003	$293,980
Services	213,307	144,195

	470,310	438,175
Operating expenses:
Cost of license revenues	20,359	22,859
Cost of services revenues	54,644	54,311
Research and development	105,401	119,255
Sales and marketing	154,144	149,257
General and administrative	48,859	44,102

Operating income	86,903	48,391
Investment income	3,062	8,004
Interest expense with EMC, net	(2,674)	(5,819)
Other income (expense), net	(1,824)	454

Income before income taxes	85,467	51,030
Income tax provision	15,532	7,975

Net income	$69,935	$43,055

Net income per weighted-average share, basic for Class A and Class B	$0.18	$0.11
Net income per weighted-average share, diluted for Class A and Class B	$0.18	$0.11
Weighted-average shares, basic for Class A and Class B	389,857	381,026
Weighted-average shares, diluted for Class A and Class B	391,111	398,063

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$69,935	$43,055
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,383	37,434
Stock-based compensation, excluding amounts capitalized	49,815	42,161
Excess tax benefits from stock-based compensation	(230)	(22,692)
Other adjustments	493	1,336
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	74,161	846
Other assets	10,209	(8,594)
Due to/from EMC, net	(15,384)	17,246
Accounts payable	(17,222)	7,472
Accrued expenses	(14,663)	(15,305)
Income taxes payable	20,377	(21,596)
Deferred income taxes, net	(6,844)	(36,344)
Deferred revenue	47,209	88,161

Net cash provided by operating activities	259,239	133,180

Cash flows from investing activities:
Additions to property and equipment	(35,825)	(49,022)
Capitalized software development costs	(29,935)	(4,164)
Purchase of investment	(745)	—
Business acquisitions, net of cash acquired	—	(33,289)
Decrease in restricted cash	—	896

Net cash used in investing activities	(66,505)	(85,579)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,503	23,669
Excess tax benefits from stock-based compensation	230	22,692
Shares repurchased for tax withholdings on vesting of restricted stock	(6,797)	(19,119)

Net cash (used in) provided by financing activities	(2,064)	27,242

Net increase in cash and cash equivalents	190,670	74,843
Cash and cash equivalents at beginning of the period	1,840,812	1,231,168

Cash and cash equivalents at end of the period	$2,031,482	$1,306,011

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2009

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Capitalized Software Development Costs (1)	Stock-based Compensation Included in Capitalized Software Development Costs	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$20,359	(330)	(1)	(2,757)	(10,652)	—	$6,619
Cost of services revenues	$54,644	(3,475)	(1)	—	—	—	$51,168
Research and development	$105,401	(23,904)	(195)	—	36,381	(6,446)	$111,237
Sales and marketing	$154,144	(13,834)	(40)	(428)	—	—	$139,842
General and administrative	$48,859	(8,272)	(13)	(124)	—	—	$40,450
Operating income	$86,903	49,815	250	3,309	(25,729)	6,446	$120,994
Income before income taxes	$85,467	49,815	250	3,309	(25,729)	6,446	$119,558
Income tax provision	$15,532	9,934	65	1,168	(8,115)	1,285	$19,869
Quarterly tax rate	18.2%						16.6%
Net income	$69,935	39,881	185	2,141	(17,614)	5,161	$99,689
Net income per weighted average share, basic for Class A and Class B	$0.18	$0.10	$0.00	$0.01	$(0.04)	$0.01	$0.26
Net income per weighted average share, diluted for Class A and Class B	$0.18	$0.10	$0.00	$0.01	$(0.05)	$0.01	$0.25
Weighted average shares, basic for Class A and Class B	389,857	389,857	389,857	389,857	389,857	389,857	389,857
Weighted average shares, diluted for Class A and Class B	391,111	391,111	391,111	391,111	391,111	391,111	391,111

(1)	For the first quarter of 2009, VMware capitalized $36.4 million (including $6.4 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $10.7 million for the first quarter of 2009.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended March 31, 2008

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Tax on Employee Stock Transactions	Intangible Amortization	Capitalized Software Development Costs (1)	Stock-based Compensation Included in Capitalized Software Development Costs	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$22,859	(263)	(2)	(2,310)	(14,870)	—	$5,414
Cost of services revenues	$54,311	(3,261)	(37)	—	—	—	$51,013
Research and development	$119,255	(21,097)	(797)	—	5,036	(873)	$101,524
Sales and marketing	$149,257	(11,301)	(288)	(894)	—	—	$136,774
General and administrative	$44,102	(6,239)	(157)	(647)	—	—	$37,059
Operating income	$48,391	42,161	1,281	3,851	9,834	873	$106,391
Income before income taxes	$51,030	42,161	1,281	3,851	9,834	873	$109,030
Income tax provision	$7,975	8,500	328	1,411	2,182	175	$20,571
Quarterly tax rate	15.6%						18.9%
Net income	$43,055	33,661	953	2,440	7,652	698	$88,459
Net income per weighted average share, basic for Class A and Class B	$0.11	$0.09	$0.00	$0.01	$0.02	$0.00	$0.23
Net income per weighted average share, diluted for Class A and Class B	$0.11	$0.08	$0.00	$0.01	$0.02	$0.00	$0.22
Weighted average shares, basic for Class A and Class B	381,026	381,026	381,026	381,026	381,026	381,026	381,026
Weighted average shares, diluted for Class A and Class B	398,063	398,063	398,063	398,063	398,063	398,063	398,063

(1)	For the first quarter of 2008, VMware capitalized $5.0 million (including $0.9 million of stock-based compensation), of costs incurred for the development of software products. Amortization expense from capitalized amounts was $14.9 million for the first quarter of 2008.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2009	2008
Revenues:
License	$257,003	$293,980
Services:
Software maintenance	175,740	112,124
Professional services	37,567	32,071

Total services	213,307	144,195

	$470,310	$438,175

Percentage of revenues:
License	54.6%	67.1%
Services:
Software maintenance	37.4%	25.6%
Professional services	8.0%	7.3%

Total services	45.4%	32.9%

	100.0%	100.0%